DECEMBER 13, 2011

Dr. Rob Aspbury Covance Clinical Research Unit AG (f/k/a Swiss Pharma Contract Ltd.) Lettenweg 118 CH – 4123 Allschwil (Basel) Switzerland

Re:	Amendment to Settlement Agreement and Promissory Note

Dear Dr. Aspbury:

Reference is made to the Settlement Agreement and Mutual Release entered into as of October 27, 2009 (the “Agreement,” enclosed herewith), by Manhattan Pharmaceuticals, Inc. (“Manhattan Pharma”), on the one hand, and Swiss Pharma Contract Ltd. (“Swiss Pharma” and, together with Manhattan Pharma, the “Parties”), on the other hand, and to the Promissory Note executed by Manhattan Pharma dated October 27, 2009 (the “Note,” enclosed herewith).  Defined terms used in this letter agreement (the “Amendment”) shall have the same meaning as in the Agreement.

The Parties hereby amend the Agreement and Note, respectively, as set forth below:

I.           Amendments to the Agreement

Section III, paragraph 2 of the Agreement, which formerly recited as follows:

Upon the execution of this Agreement by both Parties, Manhattan Pharma shall also execute a Note, in the form attached hereto as Exhibit A, for the payment to Swiss Pharma of the additional amount of two hundred-fifty thousand dollars ($250,000), and shall deliver said Note to Peter N. Wang, Esq., Foley & Lardner LLP, 90 Park Avenue, New York, New York 10016 for the benefit of Swiss Pharma within one (1) business day following such execution.  The Note shall provide that the $250,000 payment is due twenty-four (24) months following the execution of this Agreement by the Parties.  No interest shall accrue on any amounts due and payable under the Note.

is hereby amended as follows:

Upon the execution of this Agreement by both Parties, Manhattan Pharma shall also execute a Note, in the form attached hereto as Exhibit A, for the payment to Swiss Pharma of the additional amount of two hundred thousand dollars ($200,000), and shall deliver said Note to Peter N. Wang, Esq., Foley & Lardner LLP, 90 Park Avenue, New York, New York 10016 for the benefit of Swiss Pharma within one (1) business day following such execution.  The Note shall provide that the $200,000 payment is due on or before February 15, 2012.  No interest shall accrue on any amounts due and payable under the Note.  Should the Note not be paid in full as of February 16, 2012, Manhattan Pharma hereby authorizes Swiss Pharma to file an Affidavit of Confession of Judgment for the amount of two hundred fifty thousand dollars ($250,000), without further notice.

48 Wall Street, Suite 1100, New York, NY  10005 USA

All other terms and conditions of the Agreement shall remain unchanged.

II.           Amendments to the Note

The introductory paragraph of the Note shall be changed to reflect that the principal amount due under the Note shall be two hundred thousand dollars ($200,000), instead of two hundred and fifty thousand dollars ($250,000).

Additionally, Paragraph 1 of the Note, which formerly recited as follows:

1.           Maturity Date.  The entire unpaid Principal Amount of this Note shall be immediately due and payable at 5:00 p.m. New York City time on October 27, 2011 (the “Maturity Date”).  In the event that the Maturity Date falls on a Saturday, Sunday or a holiday on which banks in the State of New York are closed, the Maturity Date shall be the first business day occurring immediately after such date.  The Company may prepay this Note, in whole or in part, at any time prior to the Maturity Date, without penalty.

is hereby amended as follows:

1.           Maturity Date.  The entire unpaid Principal Amount of this Note shall be immediately due and payable at 5:00 p.m. New York City time on February 15, 2012 (the “Maturity Date”).  In the event that the Maturity Date falls on a Saturday, Sunday or a holiday on which banks in the State of New York are closed, the Maturity Date shall be the first business day occurring immediately after such date.  The Company may prepay this Note, in whole or in part, at any time prior to the Maturity Date, without penalty.  Should any portion of the Principal Amount remain unpaid as of February 16, 2012, the Company hereby authorizes Holder to file an Affidavit of Confession of Judgment in the amount of two hundred and fifty thousand dollars ($250,000), without further notice.

All other terms and conditions of the Note shall remain unchanged.

48 Wall Street, Suite 1100, New York, NY  10005 USA

III.           Confession of Judgment and Board of Directors’ Authorization

Enclosed please find an executed Confession of Judgment in the amount of two hundred and fifty thousand dollars ($250,000), which Swiss Pharma may file without further notice at any time after February 15, 2012, in the event that any amount of the Note (including interest and penalties) remains unpaid as of that date.  Also enclosed is a Board of Directors’ Authorization confirming that I have the authority to execute the Confession of Judgment on behalf of Manhattan Pharma.

Very truly yours,

S:/ Michael McGuinness

Michael McGuinness
Chief Operating and Financial Officer

By:  Swiss Pharma Contract Ltd.

S:/ Dr. Rob Aspbury

Dr. Rob Aspbury

Encls.

48 Wall Street, Suite 1100, New York, NY  10005 USA